                                                             EXHIBIT 10 (c)

                             EMPLOYMENT AGREEMENT
                             --------------------

         THIS EMPLOYMENT AGREEMENT is entered into as of the 8th day of May, 1995, between CONSOLIDATED STORES CORPORATION, a Delaware corporation ("CSC"), and its wholly owned subsidiary, CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated") (CSC and Consolidated are hereinafter jointly referred to as "Employer"), and MICHAEL L. GLAZER ("Employee").

                             W I T N E S S E T H:

         WHEREAS, CSC, Consolidated and Employee desire to enter into this Employment Agreement to insure to Employer and Employer's direct and indirect subsidiaries the services of Employee and to set forth the rights and duties of the parties thereto; and

         WHEREAS, Employee has been elected as a director of CSC since June, 1991;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.      Employment; Duties.
                 -------------------

                 (a) EMPLOYMENT. Employer hereby employs Employee, effective May 8, 1995, and appoints him as President of CSC and Consolidated, respectively, with such duties as may from time to time be prescribed by the Chief Executive Officer of CSC and Consolidated, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

                 (b) DUTIES. During the term of this Employment Agreement, Employee shall, effective as of May 8, 1995, devote his entire business time and attention to his employment and perform diligently such duties as are customarily performed by the President of a company the size and structure of CSC and its subsidiaries, together with, as of the date hereof, such other duties as may be reasonably requested from time to time by the Chief Executive Officer or the Board of Directors, of CSC or Consolidated, which duties shall be consistent with his position as set forth above and in Paragraph 2 of this Employment Agreement. Employee shall cooperate and work with the Chief Executive Officer, the Chairman of the Board of Directors, and all committees formed by the Board of Directors, of CSC or Consolidated, including, but not limited to, the Nominating Committee, the Compensation Committee, and the Audit Committee. As President, Employee shall have the authority to implement the policies and decisions of the Chief Executive Officer and the Board of Directors and to assist in the direction of Employer's business strategy, development and operations. So long as Employee shall serve as President, Employee shall report to the Chief Executive Officer of each of CSC and Consolidated.

                 (c)      STATUS CHANGE.  If there shall occur, with respect to
                          the Employee, any of the following events:
                 (i) any diminution of duties or diminution in authority, title or office; (ii) any assignment of  duties inconsistent
                     with his position as President; (iii) any change in title to a title of lesser authority; (iv) a material withdrawal of administrative support, or a permanent assignment to office space inconsistent with the position of President;
                     (v) any reduction in compensation not consistent with and equitably proportionate to general reductions made in compensation of other executive officers of CSC or Consolidated; (vi) removal from the Board of Directors, or the failure of management to renominate the Employee for membership on the Board in connection with a meeting of shareholders (vii) any other material breach by Employer of this

                        Agreement, then any such event shall be deemed a termination of the employment of Employee by Employer pursuant to Paragraph 7(a)(i) for purposes of the balance of this Agreement, and the Employee shall thereupon have the same rights and remedies as he would have pursuant to Section 7(c); provided, however, that Employee shall give the Employer written notice of the occurrence of any such event or events, specifying the same, and Employer shall have a period of fifteen (15) days after such notice to cure, remedy or rescind the actions, circumstances or conditions causing or giving rise to such event or events before the Employee shall be entitled to exercise any such rights and remedies.

                 (d) FULL TIME AND ATTENTION. Except as expressly permitted herein, Employee shall not, without the prior written consent of Employer, directly or indirectly during the term of this Employment Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full time employment hereunder, Employee may (i) attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations and (ii) serve as a director of not more than two (2) public corporations that are not engaged in the Company Business (as defined in Paragraph 9(a) hereof).

                 (e) BUSINESS DECISIONS. Employee shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement. The preceding sentence is intended to be consistent with the provisions of the Indemnification Agreement hereto attached and marked Exhibit A and shall not be read to reduce the protections provided thereunder.

         2.      Term and Positions.
                 -------------------

                 (a) TERM. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on May 8, 1995 and shall continue thereafter until Employee's employment is terminated as provided in Paragraph 7.

                 (b) POSITIONS. Employee shall, without any compensation in addition to that which is specifically provided in this Employment Agreement, serve as an officer of CSC and of Consolidated and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall from time to time be reasonably requested by the Chief Executive Officer or Board of Directors of CSC or Consolidated. Each office and position with Employer or any subsidiary of Employer in which Employee may serve or to which he may be appointed shall be consistent in title and duties with Employee's position as President of Employer. For service as a director or officer of CSC, Consolidated or any subsidiary of either of them, which service shall in each instance be deemed to be at the request of CSC and its Board of Directors, Employee shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of CSC, Consolidated and any such subsidiary and Employer agrees to indemnify and hold harmless Employee from and against any claims, liabilities, damages or expenses incurred by Employee in or arising out of the status, capacities and activities as an officer or director of CSC, Consolidated and any subsidiary of either to the maximum extent permitted by law and in accordance with the terms of Exhibit B hereto. For purposes of this Employment Agreement, all references herein to subsidiaries of CSC and/or Consolidated shall be deemed to include references to subsidiaries now or hereafter existing.

         3.      Compensation.
                 -------------

                 (a) SALARY. For all services he may render to CSC and Consolidated (and any subsidiary of either of them) during the term of this Employment Agreement, Employer shall pay to Employee, commencing on May 8, 1995, a salary at the rate (the "Salary Rate") of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum, subject to increase by the Board of Directors of CSC, payable in those installments customarily used in payment of salaries to Employer's executives (but in no event less frequently than monthly).

                 (b) BONUS. In addition to the salary compensation as above stated, Employer shall pay to Employee bonus compensation during the term of this Employment Agreement in amounts to be determined and paid as follows:

                  (i) Beginning May 8, 1995 and for each subsequent fiscal year during the term of this Employment Agreement the Employee shall have the opportunity to
                          earn up to an additional one hundred thirty five percent (135%) of an amount equal to the Salary Rate prevailing at the end of such fiscal year (or, if the Employee is terminated during a fiscal year without cause or voluntarily terminates after a Change in Control pursuant to subparagraph 7(d) or a deemed Change in Control under subsection 1(c), the Salary Rate prevailing on the date of termination). The Compensation Committee of the Board of Directors shall determine the bonus plan for each fiscal year. A copy of Employee's bonus plan for the fiscal year
                          ending February 6, 1996, is hereto    attached and
                          marked Exhibit B.

                  (ii) Any bonus paid for a fiscal year under Paragraph 3(b)(i) shall be paid within forty-five (45) days after Employer's independent auditor has delivered its opinion with respect to the financial statements of Employer for such fiscal year (whether or not Employee is then in the employ of Employer). Employer shall use all reasonable efforts to cause such auditor to deliver such opinion within ninety
                          (90) days after the close of such fiscal year.

                  (iii) For purposes of this Employment Agreement, the term "fiscal year" shall mean with respect to any year, the period commencing on the Sunday next following the Saturday closest to January 31 in a calendar year and ending in the next following calendar year on the Saturday closest to January 31.

         4. TERMINATION IN THE EVENT OF DEATH OR LONG TERM DISABILITY. In the event of a termination of employment as a consequence of Employee's death or "long term disability" (as defined below) during the term of this Employment
Agreement:

                 (a) Employee or his estate, as the case may be, shall be entitled to receive a prorata portion of the bonus applicable to the fiscal year in which such death or long term disability occurs, as such bonus is determined under Paragraph 3(b) of this Employment Agreement. Such prorata portion shall be determined by multiplying a fraction, the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or long term disability, as the case may be, and the denominator of which shall be 365, by the amount of bonus that would have been payable, if any, pursuant to such Paragraph 3(b), if Employee had remained employed under this Employment Agreement for the entire applicable fiscal year. The bonus shall be paid when and as provided in Paragraph 3(b)(iii) of this Employment Agreement.

                 (b) Except as otherwise provided in Paragraphs 5, 6 and 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement,
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except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or long term disability, as the case may be.

                 (c) For the purposes of this Employment Agreement, Employee's "long term disability" occurrence and benefits shall be determined in the same manner as are other such occurrences and benefits under the Company's Long Term Disability Policy in effect at the date of the occurrence.

         5. STOCK OPTIONS AND RESTRICTED STOCK. CSC and Employee shall, on the date of Employee's employment hereunder, execute a Non-Qualified Stock Option Plan Agreement in the form attached hereto as Exhibit C-1, and a Restricted Stock Plan Agreement in the form attached hereto as Exhibit C-2.

         6.      Life Insurance and Other Benefits.
                 ----------------------------------

                 (a) AUTOMOBILE. During the term of this Employment Agreement, Employer shall provide Employee with a Cadillac or equivalent current model automobile purchased or leased by Employer, in accordance with applicable policies of Employer. Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer's business.

                 (b) VACATION AND SICK LEAVE. Employee shall be entitled to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer's Vacation and Sick Leave Policy for executive officers.

                 (c) GROUP PLANS, ETC. Employee shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other employee benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Employee, are in lieu of the bonus plan set forth in Paragraph 3(b) above) that is generally available to senior executive officers, as distinguished from general management, of Employer. Employee's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, except that (with the exception of Employer's pension plan) Employer will permit Employee's participation in each such plan immediately upon the commencement of his employment hereunder without any waiting period. To the extent not provided by the foregoing, commencing on May 8, 1995, Employee shall be entitled to 100% reimbursement of his medical and dental expenses incurred during the term of this Employment Agreement.

         7.      Termination and Further Compensation.
                 -------------------------------------

                 (a) The employment of Employee under this Employment Agreement and the term hereof may be terminated:
                   (i) by Employer or Employee at any time upon thirty (30) days notice to the other party of such termination, or
                   (ii) by Employer on death or long term disability of Employee, or
                   (iii) By Employer for cause at any time. For purposes here of, the term "cause" shall mean:

                          (A) Employee's conviction of fraud or a felony or any
                              crime involving moral turpitude or Employee's commission of acts of embezzlement or theft in connection with his duties or in the course of his employment with CSC or Consolidated;
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                         (B) Employee's willful breach of any provision of
                             this Employment Agreement which failure has not been cured in all substantial respects within ten (10) days after Employer gives notice thereof to Employee; or

                         (C) Employee's willful, wrongful engagement in any
                             Competitive Activity (as that term is hereinafter defined). Any termination of Employee for "cause" shall not be effective until all the following shall have taken place:

                         (i) The Secretary of CSC pursuant to resolution of the Board of Directors of CSC, shall have given written notice to Employee that, in the opinion of the Board of Directors, Employee may be terminated for cause, specifying the details;

                         (ii) Employee shall have been given a reasonable opportunity to appear before the Board of Directors prior to the determination of the Board evidenced by such resolution;

                         (iii) With respect to any matters other than
                               Employee's conviction of fraud or a felony or a crime involving moral turpitude, Employee shall neither have ceased to engage in the activity giving rise to the proposed determination for cause within ten (10) days after his receipt of such notice nor diligently taken all reasonable steps to that end during such ten (10) day period and thereafter;

                         (iv) After complying with the procedures set forth in subparagraphs (i) through (iii) above, Employee shall have been delivered a certified copy of a resolution of the Board of Directors of CSC adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board of Directors finding that Employee was guilty of the conduct giving rise to the termination for cause.

                         (D) No act, or failure to act, on the part of the
                             Employee shall be deemed "willful" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" only if done, or omitted to be done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer. Failure to meet performance standards or objectives of the Employer shall not constitute Cause for purposes hereof.

         Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or otherwise. On any termination of this Employment Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in Employer and any subsidiaries of Employer.

         The term "Competitive Activity" shall mean Employee's participation, without the written consent of the Board of Directors of CSC, in the management of any business enterprise if such enterprise engages in substantial and direct competition with CSC and/or its subsidiaries and if such enterprise's sale of any product or service is competitive with any product or service of CSC and/or its subsidiaries and if the consolidated net sales of CSC of such products or services amounted to more than ten percent (10%) of the consolidated net sales of CSC for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and the exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                 (b) In the event of termination for any of the reasons set forth in subparagraph (a)(iii) of this Paragraph 7, except as otherwise provided in Paragraph 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination, and Employee shall not be entitled to receive any bonus determined under Paragraph 3 of this Employment Agreement or otherwise, except for and in respect of completed fiscal years for which Employee has not then been paid.

                 (c) In the event of the termination of Employee's employment by Employer pursuant to subparagraph (a)(i) above or a Change of Control is deemed to have occurred pursuant to Paragraph 1(c), Employee shall be entitled to severance compensation without offset as to compensation from subsequent employment as follows: (x) the continuation of his compensation for a period of 365 days, including bonus compensation (as provided below), (y) the stock options listed on the attached Exhibit C-1 - Non-Qualified Stock Option Plan Agreement shall all vest and become exercisable upon the date of termination of Employee's employment, and (z) all other benefits and perquisites to which he is entitled hereunder for a period of 365 days following the date of such termination of employment, except that (i) the benefits and perquisites referred to in clause (z) shall be sooner reduced and/or terminated (other than as provided by law) when and to the extent that the Employee is entitled to receive the same from another employer during such period (but no obligation of Employee to attempt to mitigate damages under this subparagraph (c) shall be implied) and (ii) any bonus compensation to be paid to Employee in respect of such period shall be limited solely to the prorata portion thereof earned in the fiscal year of Employer (determined in the manner provided in Paragraph 3) in which such termination occurs, except for and in respect of completed fiscal years for which Employee has not then been paid.

                 (d) If there occurs any event that results in a Change in Control (as defined in subparagraph (e) below) of Employer, and at any time within one (1) year after such event, Employee gives notice to Employer (or its successor) of termination of his employment under this Employment Agreement or the employment of Employee is terminated by Employer (or its successor) for any reason whatsoever, then any such termination shall be deemed for purposes hereof to be a termination without cause by Employer pursuant to subparagraph
(a)(i) above and shall be governed by the provisions of subparagraph (c) above, except that all of the shares covered by the Exhibit C-1 - Non-Qualified Stock Option Plan Agreement and Exhibit C-2 Restricted Stock Plan Agreement shall vest and be exercisable upon such Change in Control and thereafter for the term of such Stock Option or on the latest earlier date as may be necessary to permit Employee, as the holder of the shares to be acquired upon exercise of such Stock Option, to participate in such event.

                 (e) As used herein, "Change in Control" means any of the following events:
                  (i)   any person or group (as defined for purposes of Section
                            13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), twenty percent (20%) or more of the outstanding equity securities of CSC entitled to vote for the election of directors;
                  (ii)  a majority of the Board of Directors of CSC is
                            replaced within any period of two (2) years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved; or
                  (iii) the stockholders of CSC approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of Employer's assets (including without limitation, a plan of liquidation). The effective date of any such Change in Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change in Control (as set forth above) has been met; or

                  (iv) an event deemed a Change in Control pursuant to Paragraph 1(c).

                 (f) If there is a Change in Control of Employer and Employee's employment is terminated within one (1) year thereafter, then to the extent that all or any portion of payments to Employee together with any sums received by him upon or in connection with such Change in Control may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, that are subject to excise tax, then Employee shall receive from Employer, and Employer shall pay, such amount as shall be necessary to place Employee in the same after tax position as Employee would have been in had no such tax or assessment been imposed. The determination of the amount of any such tax or assessment and of the payment required hereby shall be made by the independent accounting firm then employed by Employer within thirty (30) calendar days after such termination of employment, and such payment shall be made within five (5) calendar days after such determination has been made.

                 (g) If, after the date upon which the payment required by subparagraph (f) above has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise or other similar taxes or assessments payable by Employee is greater than the amount initially so determined, then Employer shall pay Employee an amount equal to the sum of (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Employee for any income, excise or other tax or assessment payable by Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

         8. EXPENSES. Employer shall reimburse Employee or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably incurred by Employee in the promotion of Employer's business. Employer shall reimburse Employee for all expenses reasonably incurred by Employee in connection with assuming his position with Employer pursuant to the provisions of this Employment Agreement, including, without limitation, (i) reasonable expenses incurred by Employee and his wife to travel to the Columbus, Ohio area to search for a new residence,
(ii) Employee's family's living expenses in the Columbus, Ohio area pending his acquisition or construction of a suitable residence, and (iii) a Third Party Company Purchase in connection with the disposition of Employee's home in Fort Worth, Texas, pursuant to a third party realtor, as described in the Consolidated Stores Corporation Human Resources Relocation Policy. Employee shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 8 as Employer shall reasonably request.

         9.      Covenants of Employee.
                 ----------------------

                 (a) COVENANT AGAINST COMPETITION. Employee acknowledges that (i) the principal business of Employer is the operation of its Retail Division's " Odd Lots" and "Big Lots", "All For One", "iTZADEAL!", "Toy Liquidator", "Valu-Toy", "Toys Unlimited", "It's Really $1.00", and similar discount general merchandise consumer goods retail outlets, the inventories of which are acquired primarily through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, or sold in the context of specialty retail concepts (the "Company Business", which term shall not include the business of any general merchandise retail enterprise that from time to time may acquire inventory through such special purchase situations but that does not primarily acquire its inventories in such manner); (ii) Employer is one of the limited number of persons who has developed such business; (iii) the Company Business is, in part, national in scope; (iv) Employee's work for Employer will give him access to the confidential affairs of Employer; and (v) the agreements and covenants of Employee contained in this Paragraph 9 are essential to the business and goodwill of Employer. Accordingly, Employee covenants and agrees that:

                  (A) During the term of Employee's employment with Employer and for a period of two (2) years (the "Restricted Period") following either the voluntary termination of such employment by Employee or the termination of such employment for "cause" ( as such terms is defined in Paragraph 7(a) (iii) above, employee shall not in any location where Employer's retail stores are located throughout the United States of America, directly or indirectly, (1) engage in the Company Business for Employee's own account (other than pursuant to this Employment Agreement), (2) render any services to any person engaged in such activities (other than Employer), or (3) or engage in any Competitive Activity (as defined above), provided, however, that in the event of a Change in Control the Restricted Period shall be for a period of six (6) months.

                  (B) During the Restricted Period, Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business hereafter learned by Employee, and shall not disclose them to anyone except with Employer's express written consent and except for information which (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Employee, or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

                  (C) So long as there has not occurred a Change in Control, Employee shall not, during the Restricted Period, without Employer's prior written consent, directly or indirectly, solicit or encourage to leave the employment of Employer or any of its subsidiaries, any employee of Employer or any of its subsidiaries.

                  (D) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Company Business shall be Employer's property and shall be delivered to Employer at any time on request.

                 (b) RIGHTS AND REMEDIES UPON BREACH. If Employee breaches any of the provisions of Paragraph 9(a) (the "Restrictive Covenants"), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

                   (i)    The right and remedy to have the Restrictive
                                Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, temporary or permanent)) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damage will not provide adequate remedy to Employer; and
                   (ii)   The right and remedy to require Employee to
                                account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the

                            Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Paragraph 9(b) against any amounts owed to Employee.

                 (c) SEVERABILITY OF COVENANTS. Employee acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope, with respect to the activities restricted and in all other respects. It if it determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                 (d) BLUE-PENCILLING. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, case may be, shall be reduced so that such provision becomes enforceable and, reduced form, such provision shall then be enforceable and shall be enforced.

         10. WITHHOLDING TAXES. All payments to Employee, including the bonus compensation under this Employment Agreement, shall be subject to withholding on account of federal, state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee shall reduce the amounts payable by Employer to Employee hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee.

         11.     NO CONFLICTING AGREEMENTS.   Employee represents and warrants
that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

         12. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         13. BINDING AGREEMENT. Each of Employer, CSC, and Consolidated shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business and/or assets of any of them expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Agreement shall be binding upon and inure to the benefit of each of Employer, CSC, and Consolidated and any successor of any of them, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of any of them whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for purposes of this Agreement), but shall not otherwise be assignable or delegatable by Employer, CSC, or Consolidated.
         This Agreement shall inure to the benefit of and be enforceable by Employee and each of Employee's personal or legal representatives, executive, administrators, successor, heirs, distributees and/or legatees.

         14. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

         (i)  if to the Employer to:  Consolidated Stores Corporation
                                      300 Phillipi Road, P.O. Box 28512
                                      Columbus, Ohio 43228-0512
                                      Attention: Albert J. Bell, Esq., Senior
                                                 Vice President, General
                                                 Counsel and Secretary

            with a copy to:           Consolidated Stores Corporation
                                      1105 N. Market Street, Suite 1300,
                                      P.O. Box 8985
                                      Wilmington, Delaware 19899
                                      Attention: William G. Kelley, Chairman of
                                                 the Board and Chief Executive
                                                 Officer

         (ii) if to the Employee to:  Michael L. Glazer
                                      43 North Columbia Avenue
                                      Bexley, Ohio   43209
            with a copy to:           Holtzmann, Wise & Shepard
                                      1271 Avenue of the Americas
                                      New York, NY   10020
                                      Attention: David A. Rosen, Esq.

Any such person may by notice given in accordance with this Paragraph to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

         15. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's rights to assert all other legal remedies available to it under the circumstances.

         16. MISCELLANEOUS. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or
terminated orally.   No modification, termination or attempted waiver shall be
valid unless in writing and signed by the party against whom the same is sought to be enforced. If Employee is successful in any proceeding against Employer to collect amounts due Employee under this Employment Agreement, Employer shall reimburse Employee for his court costs and reasonable attorneys' fees in connection therewith. Employer hereby agrees to pay or reimburse Employee for the reasonable fees and expenses of Employee's counsel in connection with the negotiation, execution and delivery of this Employment Agreement and all related agreements and documents.

         17. GOVERNING LAW. This Employment Agreement shall be governed by and constructed according to the laws of the State of Ohio.

         18. CAPTIONS AND PARAGRAPHS HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

         19. INTERPRETATION. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

         20. AMENDMENTS. None of Employer, CSC, or Consolidated shall amend, terminate, or suspend this Agreement or any provision hereof without the prior written consent of Employee.

         21. LEGAL FEES AND EXPENSES. It is the intent of Employer that Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement in the event of a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if it should appear to Employee that Employer has failed to comply with any of its obligations under this Agreement, or in the event that Employer or any other person takes any action to declare this Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, Employee the benefits intended to be provided to Employee hereunder, Employer hereby irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of Employer to represent Employee in connection with the initiation or defense of any litigation and/or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, into an attorney-client relationship with such counsel, and in that connection Employer acknowledges that a confidential relationship shall exist between Employee and such counsel. Employer shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Employee as a result of Employer or any person contesting the validity and/or enforceability of this Agreement or any provision hereof.

   IN WITNESS WHEREOF, the parties have executed this Employment Agreement on this  29  day of June, 1995.
         ----        ----

CONSOLIDATED STORES CORPORATION,                EMPLOYEE:
a Delaware corporation


By:      /s/ William G. Kelley                  /s/ Michael L. Glazer
         ---------------------                  ---------------------
         William G. Kelley, Chairman            Michael L. Glazer and Chief
         Executive Officer


CONSOLIDATED STORES CORPORATION,
an Ohio corporation


By:      /s/ William G. Kelley
         ---------------------
         William G. Kelley, Chairman
         and Chief Executive Officer